Exhibit (l)(v)

SHARE PURCHASE AGREEMENT

ALPS VARIABLE INVESTMENT TRUST
On behalf of its series, ALPS/Stadion Tactical Growth Portfolio (the “Portfolio”)

This Agreement is made effective as of the 30th  day of April, 2015 between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and ALPS Variable Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of the Funds.

WHEREAS, the Portfolio wishes to sell to ALPS, and ALPS wishes to purchase from the Portfolio, shares of beneficial interest of each class of shares of the Portfolio in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Portfolio.

NOW, THEREFORE, the parties hereto agree as follows:

1.          Simultaneously with the execution of this Agreement, ALPS is delivering to the Portfolio payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

/s/ Jeremy O. May
By: Jeremy O. May Its: President

ALPS VARIABLE INVESTMENT TRUST

/s/ Patrick Buchanan
By: Patrick Buchanan Its: Treasurer

Appendix A
Class I Shares
Portfolio	Number of Shares	Share Price	Total Purchase Price Paid to Portfolio
ALPS/Stadion Tactical Growth Portfolio	1	$10.00	$10

Class III Shares
Portfolio	Number of Shares	Share Price	Total Purchase Price Paid to Portfolio
ALPS/Stadion Tactical Growth Portfolio	1	$10.00	$10